EXECUTION COPY

April 24, 2007

Dr. Arol I. Buntzman
P.O. Box 634
Yonkers, New York

Re: Employment

Dear Dr. Buntzman:

This letter (this "Letter Agreement") amends and modifies the terms of your employment agreement entered into as of August 12, 2005 and the October 24, 2006 amendment (as so amended, the "2005 Employment Agreement"), and all other agreements between you and EVCI Career Colleges Holding Corp. ("EVCI") related to the matters set forth herein. This Letter Agreement also terminates the Change of Control Agreement between you and EVCI, dated February 11, 2003 (the "CIC Agreement"). This Letter Agreement becomes effective as of the Closing Date (as such term is defined in the Securities Purchase Agreement, dated April 24, 2007 (the "Purchase Agreement")), by and between EVCI and ComVest Investment Partners III, L.P. ("ComVest"). All capitalized terms in this Letter Agreement shall have the same meaning attributed to such terms in the 2005 Employment Agreement, unless the context requires otherwise.

1. [Reserved]

2. Compensation This section replaces and supersedes section 2 "Compensation" in the 2005 Employment Agreement.

(a) Salary. You shall receive an annual salary in the gross amount of $385,000 ("Salary"), less statutory and other customary payroll deductions. The Salary shall be payable in periodic installments in accordance with the standard payroll practices of EVCI in effect from time-to-time. The Salary may be increased from time-to-time as the Board, upon the recommendation of EVCI's Compensation Committee, determines. If (i) EVCI's stockholders reject the Share Authorization (as defined in the Purchase Agreement), (ii) ComVest's Secured Note (as defined in the Purchase Agreement) is repaid in full, (iii) the L/C Guaranty (as defined in the Purchase Agreement) has been extinguished and (iv) after the events specified in (i), (ii) and (iii) above have occurred, EVCI's closing share bid price is greater than $1.00 per share for 30 consecutive trading days, then the Salary shall revert to $630,000 retroactively as of the effective date of this Letter Agreement and the full amount of such retroactive payment shall be paid with the subsequent payroll check.

(b) Bonus. In addition to the Salary, you will receive a bonus in an amount to be calculated in accordance with Schedule A attached hereto, which calculation shall be subject to the review and approval of EVCI's Compensation Committee.

(c) **Equity Compensation**. As an incentive for you to amend the 2005 Employment Agreement and to make other agreements pursuant to this Letter Agreement, the Company today is granting you stock options under EVCI's Amended and Restated 2004 Incentive Stock Plan (the "Plan Options"), that do not qualify as incentive stock options, to purchase 1,329,125 shares of EVCI's common stock at an exercise price equal to $0.583 per share, which shall be exercisable for five (5) years from the date hereof, subject to earlier expiration as set forth in section 2(e) hereof. The Plan Options shall be immediately vested as of the Closing Date. The Plan Options shall contain cashless exercise provisions permitting payment of any portion of the exercise price by surrendering Plan Options and/or shares of EVCI's common stock to EVCI and shall be governed by the provisions of a stock option agreement substantially in the same form as EVCI uses for non-qualified grants to its other senior executives with such modifications as are appropriate to incorporate the terms of this section 2(c) and to delete any provisions that are inconsistent with such terms.

(d) **Additional Stock Options.** As a further incentive for you to amend the 2005 Employment Agreement and to make other agreements pursuant to this Letter Agreement, the Company today is granting you, subject to the approval of EVCI's stockholders, stock options (the "Non-Plan Options"), that do not qualify as incentive stock options, to purchase 2,560,287 shares of EVCI's common stock at $0.54 per share. Such options (i) expire at midnight on the fifth anniversary of the Closing Date, subject to earlier expiration as set forth in section 2(e) hereof; (ii) vest and become exercisable, in whole or in part on a cumulative basis as to one half of the shares covered thereby upon approval by the stockholders of EVCI of the Non-Plan Options and as to an additional one half of the shares covered thereby on the first anniversary of such approval, subject to accelerated vesting as provided below and (iii) fully vest and continue to be exercisable if your employment is terminated without cause by EVCI, you terminate your employment with Good Reason, or there is a Change of Control (as defined below); provided, however, if such termination of employment occurs as a result of your resignation without Good Reason or EVCI terminates your employment for cause, then there shall be no further vesting of the Non-Plan Options and all vested Non-Plan Options shall continue to be exercisable by you. The Non-Plan Options shall contain cashless exercise provisions permitting payment of any portion of the exercise price by surrendering Non-Plan Options and/or shares of EVCI's common stock to EVCI and shall be governed by the provisions of a stock option agreement substantially in the same form as EVCI uses for non-qualified grants to its other senior executives with such modifications as are appropriate to incorporate the terms of this section 2(d) and to delete any provisions that are inconsistent with such terms.

A "Change of Control" shall mean the occurrence of any of the following: (a) the sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the asserts of EVCI to any entity, person, or group; (b) any entity, person, or group becomes, directly or indirectly, the owner of more than fifty percent (50%) of the voting stock of EVCI by way of merger, consolidation, or otherwise; or (c) during any two consecutive years, the present directors of EVCI cease for any reason to constitute the majority of the Board; provided, however, that no change of control will be held to have occurred arising out of or in connection with the transactions contemplated by the Purchase Agreement.

In addition, your 602,026 existing stock options are deemed cancelled today.

(e) Expiration of Options. Upon termination of your employment for whatever reason, (i) in the event the Share Authorization has not been obtained, any outstanding Plan Options and, to the extent such options have been approved by stockholders of EVCI, any outstanding Non-Plan Options, shall be vested as described in sections 2(c) and (d) above and such outstanding Plan Options and Non-Plan Options, as the case may be, shall accelerate and be exercisable for ninety (90) days from the date of such termination and (ii) in the event the Share Authorization has been obtained, any outstanding Plan Options and, to the extent such options have been approved by stockholders of EVCI, any outstanding Non-Plan Options, shall be vested as described in sections 2(c) and (d) above and such outstanding Plan Options and Non-Plan Options, as the case may be, shall be exercisable by you for a period equal in duration to the remaining exercise period under your Management Warrant (as defined in the Management Subscription Documents) as of the date of such termination; provided, however, (A) if after such termination, ComVest exercises fifty-one percent (51%) or more of its Warrant (as defined in the Purchase Agreement), then your outstanding Plan Options and Non-Plan Options, as the case may be, shall accelerate and be exercisable for ninety (90) days from the date of such exercise by ComVest and (B) if ComVest's Warrant has otherwise expired as of the date of termination of your employment, then your outstanding Plan Options and Non-Plan Options, as the case may be, shall accelerate and be exercisable for ninety (90) days from the date of such termination. Notwithstanding the foregoing, if you reasonably determine, in accordance with EVCI's then effective insider trading policy, that you are unable to exercise and immediately resell the shares underlying your Plan Options or Non-Plan Options, because you know material non-public information about EVCI, the applicable exercise period set forth above shall be tolled and extended to a date that is five business days following the date that EVCI notifies you that such material information has been publicly disclosed or is otherwise no longer material non-public information.

(f) Interboro Bonus. Subject to written approval by Dr. John J. McGrath, EVCI's Chief Executive Officer, you shall be entitled to receive, within ninety (90) days from the Closing Date (as defined in the Purchase Agreement), a one time lump sum bonus equal to $150,000 in the event Dr. McGrath certifies in writing that you have improved relations between Interboro and the community of Washington Heights, New York.

(g) Investment. As a condition for entering into this Letter Agreement, you will invest $500,000 in EVCI as set forth in the Management Subscription Documents (as defined in the Purchase Agreement).

3. Employment Term This section replaces and supersedes section 3 of the 2005 Employment Agreement. The term of Executive's employment shall be two (2) years from the effective date of this Letter Agreement, unless terminated sooner pursuant to section 5 of the 2005 Employment Agreement (as amended hereby).

4. Section 4.4 Terminated Section 4.4 of the 2005 Employment Agreement is hereby terminated.

5. **Severance** This section 5 replaces and supersedes sections 5.1-5.4 "Termination And Severance Benefits" in the 2005 Employment Agreement. In the event EVCI terminates your employment with cause or without cause, or you terminate your employment for good reason, or your employment is ended because of a permanent disability or death, then, subject to the execution of a general release of claims in favor of EVCI, you or your estate will receive an amount equal to six (6) months Salary as severance within sixty (60) days of the date of such termination (or such later date as may be necessary to avoid any adverse tax consequences under Section 409(A) of the Internal Revenue Code). Upon any termination of this Letter Agreement for any reason, EVCI's obligations under this Letter Agreement to pay further compensation shall cease forthwith except as set forth herein.

6. **Termination of the CIC Agreement** Upon the effective date of this Letter Agreement, the CIC Agreement between you and EVCI shall terminate.

7. **Arbitration** Any dispute arising under, out of, in connection with, or in relation to: your employment with EVCI; the termination of that employment; this Letter Agreement; the 2005 Employment Agreement, as amended hereby; or the making, validity, interpretation or breach hereof and thereof, will be determined and settled by arbitration before a single arbitrator at the offices of the American Arbitration Association ("AAA") pursuant to the employment dispute rules then in effect of the AAA. The parties agree to avail themselves of any expedited procedures available under the commercial arbitration rules of the AAA and to use their best efforts to cause the arbitrator to render his decision within 90 days of the date of the Arbitration Notice or as soon thereafter as is practicable. The parties consent to the jurisdiction of the Supreme Court of the State of New York, County of New York (Commercial Division) and of the United States District Court for the Southern District of New York for all purposes in connection with said arbitration and further consent that any process or notice of motion or other application to the Court or any judge thereof and any paper in connection with such arbitration may be served in or out of the State of New York by certified or registered mail or personal service or in such other manner as may be permissible under the rules of the applicable Court or arbitration tribunal, provided a reasonable time for appearance is allowed. Any provisional remedy which, but for this Letter Agreement to arbitrate disputes, would be available at law, shall be available to the parties hereto pending arbitration. The costs of the arbitration, including the reasonable legal fees and disbursements of counsel to the prevailing party in the arbitration shall be paid by the losing party, except that the arbitrator in his discretion shall have the right to allocate the costs of the arbitration, including the legal fees and disbursements of the parties, in such manner as the arbitrator shall deem fair and reasonable.

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8. <u>Letter Agreement Controls</u> To the extent there is an ambiguity or a conflict between this Letter Agreement, the 2005 Employment Agreement, the CIC Agreement, and/or any other agreement between you and EVCI prior to the date hereof, this Letter Agreement shall control and supersede all prior discussions, agreements and understandings as to the subject matter and the provisions set forth in this Letter Agreement. For the avoidance of doubt, section 8.4 of the 2005 Employment Agreement is null and void.

Very truly yours,

EVCI CAREER COLLEGES HOLDING CORP.

By: [signature]
Name: Dr. John J. McGrath
Title: CEO and President

Agreed and Accepted, this April 24, 2007:

[signature]
Dr. Arol I. Buntzman

Schedule A

The following shall be followed in computing and paying the annual cash bonus:

Formula: 2.75% of EBITDA provided EBITDA is at least 75% of the EBITDA Objective. However, Executive's annual bonus shall not exceed 100% of Executive's Salary.

"EBITDA" means, with reference to any period, net income for such period *plus* the sum of all amounts deducted in arriving at such net income amount in respect of (a) interest expense for such period, (b) federal, state, and local income taxes of EVCI and its subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets of EVCI and its subsidiaries for such period, and (d) non-cash charges during such period resulting from the application of FASB 123 (Accounting for Stock-Based Compensation). Net income means the net income for the period of EVCI and its subsidiaries computed on a consolidated basis in accordance with United States GAAP.

EBITDA Objective means the following for the year indicated:

2007	2008
$3.9M	$8.7M

Computation: EVCI's independent auditors shall make the annual computation.

Payment: The bonus shall be paid not later than ten business days after the date EVCI's annual audited consolidated financial statements are completed, as evidenced by the release of the auditors' opinion; provided, however, such release shall not be more than 110 days after the end of EVCI's fiscal year.